Exhibit 99.2

December 11, 2025

Applied Colleagues,

Moments ago, we announced an agreement under which Cycle Group Holdings Limited (“Cycle”) will acquire Applied Therapeutics Inc. (“Applied”) for $0.088 per share in cash and one contingent value right (“CVR”) per share. Each CVR will entitle holders to potential milestone payments of up to $0.40 per share based on certain regulatory and commercial achievements, as well as a pro rata share of any closing cash in excess of $500,000 (capped at $1.5 million) after payment of Applied’s indebtedness and transaction expenses. We have issued the attached press release with more details.

I want to share the rationale for this transaction and provide a bit of information about who Cycle is.

Applied’s mission, bringing Govorestat and our other drug candidates to patients with rare diseases, remains our guiding focus. After a thorough review of strategic alternatives with our advisors, the Board of Directors of Applied (the “Board”) determined this transaction was the best option available to maximize the interests of our shareholders, patients, and employees.

This transaction gives us the resources we need to keep moving forward with our commitment to creating transformative treatments for rare diseases. By selling to Cycle, we’re in a position to continue pursuing our mission and create more opportunities for patients with rare diseases.

Cycle was founded in 2012 with the aim of delivering drug treatments and product support to the underserved rare disease community. Cycle focuses on providing treatments and services for patients with neurological, rare metabolic, and rare immunological conditions, most of which are rare genetic conditions. Cycle is headquartered in Cambridge, UK and in Detroit, Michigan. Cycle markets nine commercial drug products within the United States and bring meaningful experience in developing and commercializing drug products. We believe that this is the best way to ensure a future for Govorestat so as to someday reach patients in need.

We recognize you will have questions. Some details, such as integration planning and leadership structure, will be determined during the integration process, and it is too early to speculate on those topics. We are committed to keeping you informed throughout this process and will share additional information as it becomes available.

Please be sensitive to any communication around this transaction and as always follow our social media policies. While we may not be able to answer every question at this early stage, we will continue to communicate as transparently as we can going forward.

This announcement is likely to generate increased interest in Applied and it is important that we speak with one voice. If you receive inbounds inquiries from media, analysts, shareholders or others, please refer them to Les Funtleyder, Interim CEO and CFO at LFuntleyder@appliedtherapeutics.com.

If there is one take-away message I want you all to remember, it’s that there is still work to be done before we close this transaction. I would ask that we all stay as focused as possible on continuing to execute on our respective responsibilities.

Thank you for your continued focus and commitment as we enter this next step in Applied’s journey.

Best Regards,

Les

Additional Information and Where to Find it

The tender offer referred to in this document has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Cycle Group Holdings Limited (“Parent”) and AT2B, Inc., an indirect wholly owned subsidiary of Parent (“Purchaser”) will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Parent and Purchaser will cause to be filed a tender offer statement on Schedule TO with the SEC, and Applied Therapeutics will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF APPLIED THERAPEUTICS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE OFFER.

Both the tender offer statement and the solicitation/recommendation statement will be mailed to Applied Therapeutics’ stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Applies Therapeutics by accessing https://ir.appliedtherapeutics.com/ or by contacting Investor Relations at appliedtherapeutics@argotpartners.com. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC.

APPLIED THERAPEUTICS’ STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements that are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, statements regarding the proposed acquisition of Applied Therapeutics by Parent, the expected timetable for completing the transaction, and Applied Therapeutics’ future financial or operating performance. These forward-looking statements typically can be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the proposed acquisition of Applied Therapeutics by Parent, similar transactions, prospective performance, future plans, events, expectations, objectives, opportunities, and the outlook for Applied Therapeutics; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties; accordingly, investors are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially due to several factors. Factors that could cause future results to differ materially include: risks associated with the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction will not occur; uncertainties as to how many of Applied Therapeutics’ stockholders will tender their shares in the offer; the possibility that competing offers will be made; the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring the Company to pay a termination fee pursuant to the Merger Agreement; the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; unanticipated difficulties or expenditures relating to the proposed transaction; the response of business partners to the announcement of the proposed transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; the possibility that the milestone payments related to the CVR will never be achieved and that no milestone payment may be made or if made the amount of such milestone payment made; the risk that any equityholder litigation in connection with the proposed transactions may result in significant costs of defense, indemnification and liability; Applied Therapeutics’ ability to successfully demonstrate the efficacy and safety of its drug or drug candidates, and the preclinical or clinical results for its product candidates, which may not support further development of such product candidates; comments, feedback and actions of regulatory agencies; Applied Therapeutics’ dependence on the successful clinical development, regulatory approval and commercialization of its product candidates; the inherent uncertainties associated with developing new products or technologies and operating as clinical stage company; the Company’s obligations under the Promissory Note and its ability to satisfy such obligations; the Company’s ability to receive loans from Parent under the Promissory Note; the Company’s cash sufficiency and runway; and other risks identified in Applied Therapeutics’ SEC filings, including Applied Therapeutics’ Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 and subsequent filings with the SEC. Applied Therapeutics cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The forward-looking statements in this document speak only as of the date of this document. Applied Therapeutics undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by applicable law.